Exhibit 10.2

July 23, 2018

Re:          Termination of Employment Agreement

Dear Vincent:

This letter (this “Letter”) memorializes our discussions regarding the Employment Agreement between Florida Community Bank, National Association, a subsidiary of FCB Financial Holdings, Inc. (the “Company”), and you, dated July 18, 2014 and amended as of December 6, 2016 and March 6, 2018 (the “Employment Agreement”).  Terms that are capitalized but not defined herein shall have the meaning set forth in the Agreement and Plan of Merger dated as of July 23, 2018 (the “Merger Agreement”) among the Company, Synovus Financial Corp. (“Parent”) and Azalea Merger Sub Corp.

Subject to the conditions set forth herein, effective upon the occurrence of the Effective Time, the Employment Agreement shall be terminated and, in full satisfaction of the severance obligations to you thereunder, you shall receive a cash payment equal to $4,050,000, which shall be paid to you on the Closing Date, subject to your execution of a release of claims in a form provided to you by the Company prior to the Effective Time.  Notwithstanding the termination of the Employment Agreement, Sections 4(a), 5(b) through 5(g), 7(c) through 7(i), 7(k) through 7(q) and 7(t) thereof shall remain in full force and effect following the Effective Time and shall be incorporated into this Letter mutatis mutandis.  The accrued obligations and benefits pursuant to Section 4(a) of the Employment Agreement shall be paid or provided in accordance with the Employment Agreement to the extent unpaid as of the Closing Date.  The termination of the Employment Agreement consistent with the foregoing is subject to the compensation committee of the board of directors of the Company adopting a resolution irrevocably terminating the Employment Agreement (and any arrangements that are aggregated with the Employment Agreement for purposes of Section 409A of the Code) in accordance with Treasury Regulation § 1.409A-3(j)(4)(ix)(B).  In addition, notwithstanding any provision to the contrary of a Company Benefit Plan (for the avoidance of doubt, including any award agreement) or any other agreement, contract or arrangement, Section 7(k) of the Employment Agreement shall be the exclusive provision relating to the application of Sections 280G and 4999 of the Code to you in connection with the transactions contemplated by the Merger Agreement or a termination of your employment thereafter.  Deloitte Tax LLP shall be the “Accountants” for purposes of all determinations under Section 7(k) of the Employment Agreement, and the Company shall cooperate with you in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by you (including with respect to refraining from performing services pursuant to a covenant not to compete).

If the Merger Agreement is terminated prior to the Effective Time in accordance with its terms, this Letter shall be null and void ab initio.

[Signature Page Follows]

Please sign and return this Letter and return it as soon as possible to acknowledge your irrevocable consent to the terms of this Letter.

Sincerely,

By:	/s/ Kent S. Ellert
Name:	Kent S. Ellert
Title:	Chief Executive Officer

Accepted and Acknowledged:

/s/ Vincent Tese